Exhibit 99.1

BOB EVANS REPORTS FISCAL 2015 FIRST-QUARTER RESULTS

•	Q1 2015 net sales total $326.3 million, a decline of $3.1 million, or 0.9 percent, compared to prior year first-quarter results. GAAP net loss of $0.04 per diluted share compared to net income of $0.30 per diluted share in the prior year period. Adjusted net income of $0.10 per diluted share compared to $0.54 per diluted share in the prior year period

•	Q1 2015 same-store dinner sales in the Cincinnati Broasted Chicken® test market increased 3.6 percent as the platform reversed dinner sales trends. Broasted Chicken® platform now rolling out in the Dayton and Columbus, Ohio, markets

•	Bob Evans Express expects to open three new locations during Q2 2015; up to ten new locations expected for fiscal 2015

•	BEF Foods’ operating income negatively impacted $6.7 million due primarily to a 39 percent increase in Q1 2015 sow costs relative to the prior year period. New refrigerated side dish product authorizations at the Company’s largest customer along with new customer accounts expected to more than offset lost sales volume experienced in 2014 resulting from a supplier dispute

•	Company’s $100 million share repurchase authorization increased to $150 million; extended through fiscal year 2016. Quarterly dividend of $0.31 per share payable on September 22, 2014, to stockholders of record at the close of business on September 8, 2014

•	Company reaffirms fiscal 2015 diluted EPS guidance range of $1.90 to $2.20

NEW ALBANY, Ohio – August 26, 2014 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2015 first quarter ended Friday, July 25, 2014. On a GAAP basis, the Company reported a net loss of $1.0 million, or $0.04 per diluted share, compared with net income of $8.4 million, or $0.30 per diluted share, in the comparable period last year. On an adjusted basis(1), net income was $2.3 million, or $0.10 per diluted share, compared with net income of $15.2 million, or $0.54 per diluted share, in the comparable period last year.

First-quarter fiscal 2015 commentary

Chairman and Chief Executive Officer Steve Davis said, “Several years ago our Board and management team determined that comprehensive strategic investments in our businesses were necessary to meet the changing expectations of consumers. These investments required new processes, new skill sets, and difficult decisions along the way. During the transformation process, the Company not only invested more than $800 million transforming its businesses, it also returned over $800 million to stockholders from fiscal year 2007 to fiscal year 2014 through share repurchases and dividends.

“We are seeing early positive results as we begin leveraging our strategic investments. At Bob Evans Restaurants, the Farm Fresh Refresh remodeling program has set the stage for new off-premise layers such as carryout and catering, which grew 2.6 percent and 13.7 percent, respectively during the quarter. The remodeled restaurants also support menu innovations like our new Broasted Chicken® platform which provides both on- and off-premise sales growth opportunities. Sustained success in the restaurant industry requires a strong asset and strong product offering. One without the other is ultimately a losing proposition. With the Farm Fresh Refresh Program complete, we now have the right asset in place. Along with this new asset, we have new menu offerings such as Sweet & Stacked Hotcakes at breakfast and Broasted Chicken® at lunch and dinner that we expect to result in an improved sales trajectory. There is a symbiotic relationship between our remodeled restaurants, menu innovation, and new off-premise sales layers. In concert, we expect these items to reverse sales declines across the chain, and we are off to a great start in Cincinnati, the first market to benefit from the combination of the Farm Fresh Refresh program, enhanced off-premise capabilities, and the Broasted Chicken® platform.

“Cincinnati, our first market to receive the Broasted Chicken® platform, reported an overall same-store sales increase of 0.4 percent during the first quarter, an increase of over 500 basis points relative to its same-store sales decline of 4.9 percent in the prior quarter as this new platform reverses dinner sales trends. This performance outpaced improvement in the balance of the chain by 331 basis points. The impact on off-premise sales in Cincinnati was even more impressive as off-premise same-store sales grew 13.0 percent compared to 1.1 percent for the balance of the chain. Broasted Chicken® accounted for 56 percent of Cincinnati’s off-premise same-store sales increase during the quarter.

“The Broasted Chicken® rollout continues as 11 of the 28 restaurants in the Dayton, Ohio, market, and 8 of the 49 restaurants in the Columbus, Ohio, market are now offering this exciting product. We expect to complete the Dayton rollout by mid-September, Columbus by early October, and all 192 restaurants in Ohio by early November.”

Davis continued, “At BEF Foods, our plant network has been simplified as we have reduced the number of production facilities we operate from nine in 2007 to four today. Furthermore, the four remaining plants have each benefitted from substantial capital investments to expand their capacity and efficiency. With significant recent product authorizations at our largest existing customer, as well as at new customer accounts, the plant capacity and anticipated efficiency gains are vitally important as we expect our refrigerated side dishes to have a strong holiday sales season this year. Although sow costs remain challenging, BEF Foods is now in a position to continue its diversification beyond sausage products as it grows refrigerated side dish sales and other products not impacted by sow costs, while also maximizing sausage product margins through a more efficient two-plant fresh sausage network, and more effective pricing and promotion strategies.”

First-quarter fiscal 2015 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ net sales were $240.2 million, a decrease of $4.4 million, or 1.8 percent, compared to net sales of $244.6 million in the corresponding period last year. Same-store sales declined 2.0 percent, below the national Knapp-Track™ family dining index decline of 1.6 percent during the same period. However, in Bob Evans Restaurants’ top three Knapp-Track™ regions, which comprise 83 percent of the chain as measured by restaurant count, same-store sales results outperformed the regional Knapp-Track™ family dining index by 60 to 120 basis points.

As shown in the data table below, the breakfast daypart returned to positive same-store sales during the quarter, reflecting the success of menu items such as Sweet and Stacked Hotcakes and more effective marketing. Lunch and dinner dayparts, while improved relative to the prior quarter, remain challenged as economic headwinds facing the Company’s core Midwest consumers and advertising and promotional activity in its peer set remain at a high level.

In contrast to the total chain, the Cincinnati Broasted Chicken® test market reported a lunch same-store sales decline of 0.4 percent, a dinner same-store sales increase of 3.6 percent, and an overall same-store sales increase of 0.4 percent.

Same-Store Sales (SSS) Restaurants	May	June	July	1Q FY ’15
557	-1.6	-2.0	-2.3	-2.0

First-Quarter Fiscal 2015 SSS% Daypart Performance
Daypart	On-Premise	Off-Premise	Total
Breakfast	0.1%	7.4%	0.7%
Lunch	-2.3%	0.3%	-2.0%
Dinner	-5.6%	0.5%	-4.7%
Total	-2.5%	1.9%	-2.0%

During the first quarter of fiscal 2015, Bob Evans Restaurants opened a new restaurant located in Lakewood, Ohio (Cleveland market).

Bob Evans Restaurants’ non-GAAP operating income was $5.5 million, compared to non-GAAP operating income of $16.0 million in the corresponding period last year. The primary drivers of the $10.5 million decline were: a $4.7 million impact associated with discounted sales; $1.7 million of increased advertising expenses; $1.1 million of incremental depreciation; $1.1 million of costs related to strengthening the Company’s internal processes and controls over financial reporting; $1.0 million of increased health care costs; and $0.8 million of increased repair and maintenance expenses.

First-quarter fiscal 2015 BEF Foods segment summary

BEF Foods’ net sales were $86.2 million, an increase of 1.5 percent, compared to net sales of $84.9 million in the corresponding period last year. Adjusting for net sales in the prior year at the Company’s Irvine, California, production facility (sold during the second quarter of fiscal 2014), net sales would have increased 5.0 percent. Increased sausage pricing was partially offset by a 6.1 percent decline in total pounds sold, including an 18.9 percent decline in sausage pounds sold, during the quarter. Adjusting for the volume of pounds sold in the prior year at the Company’s Irvine, California, production facility (sold during the second quarter of fiscal 2014), volume would have been flat for the quarter.

For the remainder of the fiscal year, particularly during the third and fourth fiscal quarters, recent refrigerated side dish product authorizations at the Company’s largest customer, along with new customer accounts, are expected to more than offset lost sales volume experienced in 2014 resulting from a supplier dispute. Continued improvements in plant production efficiencies and the absence of costs associated with the 2014 supplier dispute, are also expected to benefit the second half of fiscal 2015, relative to the prior year.

BEF Foods’ non-GAAP operating loss was $0.4 million, compared to non-GAAP operating income of $6.7 million in the corresponding period last year. The primary drivers of the $7.1 million decline were: $6.7 million of increased sausage material costs, including sow and pork trim costs; $2.3 million of net plant inefficiencies; $2.2 million of increased freight, advertising and professional service fees including costs related to strengthening the Company’s internal processes and controls over financial reporting; and $1.6 million of incremental depreciation, partially offset by $5.7 million of increased pricing, reduced trade spending and discounts.

Net interest expense – The Company’s non-GAAP net interest expense was $2.1 million in the first quarter of fiscal 2015, an increase of $1.6 million, compared to $0.5 million in the corresponding period last year. The year-over-year increase was due to funding of share repurchases and capital expenditures. The borrowing rate on the Company’s outstanding debt was 1.91 percent at the end of the first quarter, compared to 1.45 percent at the end of the comparable prior year period.

Taxes – The provision for income taxes is based on a current estimate of the annual effective income tax rate adjusted to reflect the impact of discrete items. The Company’s effective income tax rate was 34.5 percent for the quarter, as compared to 31.1 percent for the corresponding period a year ago. The higher tax rate was driven by the net impact of the expiration of the Work Opportunity Tax Credit on December 31, 2013, the increased deduction for domestic production activities, and discrete items in the first quarter related to stock compensation and uncertain tax positions. For non-GAAP items the tax rate was 27.5 percent, reflecting the Company’s estimate of the annual effective tax rate.

Balance sheet highlights – The Company’s cash balance and revolver borrowings at the end of the first quarter of fiscal 2015 were $3.6 million and $458.8 million, respectively. The Company was in compliance with its debt covenants at the end of the first quarter of fiscal 2015. The Company’s leverage ratio as defined in its credit agreement was 3.69 at the end of the quarter.

Fiscal year 2015 commentary and outlook

“We are reaffirming our fiscal 2015 diluted EPS guidance range of $1.90 to $2.20. Given recent sow cost trends, we have raised second-quarter sow cost guidance to $90 to $95 per hundredweight from $80 to $90 per hundredweight, and raised our full fiscal year estimate to $87 per hundredweight from $85 per hundredweight. Additionally, we expect modest pressure on Bob Evans Restaurants’ cost of sales. However, exclusion of activism costs and a lower anticipated effective tax rate are expected to offset these impacts,” said Chief Financial Officer Mark Hood.

Summary of performance drivers: fiscal 2015 guidance versus fiscal 2014

	1Q (actual)	2Q	3Q	4Q	Full Year
sss% 2015 (guidance)	-2.0%	flat to low single-digit	high single- digit	high single- digit	1.5% to 2.5%
sss% 2014 (actual)	-0.6%	-1.9%	-1.8%	-4.1%	-2.1%
sow costs (per hundredweight) 2015 (guidance)	$87.87	$90 to $95	$80 to $90	$80 to $90	$87
sow costs (per hundredweight) 2014 (actual)	$63.24	$77.33	$72.36	$78.47	$73.23
estimated Broasted Chicken® rollout (% of restaurants)	6%	41%	51%	100%

Guidance Metric	FY ‘15
Consolidated net sales	$1.38 to $1.40 billion
Capital expenditures	$85 to $90 million
ERP implementation (included in S,G&A)	$4 to $5 million
Depreciation and amortization	$83 to $87 million
Net interest expense	$8.5 to $10.5 million
Tax rate	27 to 28 percent
Diluted weighted-average share count	23.8 million shares
Adjusted earnings per diluted share	$1.90 to $2.20
Bob Evans Restaurants:
Same-store sales	1.5 to 2.5 percent
Operating margin	4.8 to 5.2 percent
BEF Foods:
Net Sales	$408 to $418 million
Sow costs	$87 per hundredweight
Operating Margin	6.2 to 8.2 percent

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2014 annual report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission.

Investor Conference Call

The Company will host a conference call to discuss its first-quarter fiscal 2015 results at 10 a.m. (ET) on Wednesday, August 27, 2014. The dial-in number is (855) 468-0551, access code 82786914. A replay will be available at (800) 585-8367, access code 82786914.

A simultaneous webcast will be available at investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

(1)Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes the additional measures are useful to investors for financial analysis. Excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Reconciliations to the applicable GAAP financial measures are included in the attached schedules.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2014, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 25, 2014), Bob Evans Restaurants owned and operated 562 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2015—Quarter 1

Note: amounts are in thousands, except per share amounts

First quarter Fiscal 2015, ended July 25, 2014, compared to the corresponding period a year ago:

	Three Months Ended		Basic EPS Three Months Ended		Diluted EPS Three Months Ended
	July 25, 2014	July 26, 2013	July 25, 2014	July 26, 2013	July 25, 2014	July 26, 2013
Operating Income (Loss) as Reported
Bob Evans Restaurants	1,715	6,482
BEF Foods	(1,651)	5,517

Total operating income	64	11,999
Net interest expense (income)	1,616	(156)

(Loss) Income before income taxes	(1,552)	12,155
(Benefit) Expense for income taxes	(536)	3,779

Net (loss) income	(1,016)	8,376	$(0.04)	$0.30	$(0.04)	$0.30
Adjustments
Bob Evans Restaurants
Impairments including from Assets Held for Sale	1,577	9,788
Severance/Restructuring	285	(135)
Loss (Gain) on Sale of Assets	105	(86)
Activism and Other	1,835	(46)

	3,802	9,521
BEF Foods
Impairments including from Assets Held for Sale	—	—
Severance/Restructuring	664	1,001
Loss on Sale of Assets	12	164
Activism and Other	554	23

	1,230	1,188
Total adjustments
Impairments including from Assets Held for Sale	1,577	9,788
Severance/Restructuring	949	866
Loss on Sale of Assets	117	78
Activism and Other	2,389	(23)

	5,032	10,709
Non-GAAP operating income (loss)
Bob Evans Restaurants	5,517	16,003
BEF Foods	(421)	6,705

Total non-GAAP operating income	5,096	22,708
Adjustments to net interest expense (income)	445	662

Non-GAAP net interest expense	2,061	506

Non-GAAP pre-tax income	3,035	22,202
Adjustments to income tax provision	1,259	3,215

Non-GAAP income tax provision	723	6,994

Non-GAAP net income	2,312	15,208	$0.10	$0.55	$0.10	$0.54

Shares Outstanding			23,535	27,560	23,677	27,917

	Consolidated Results				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	July 25, 2014	% of Sales	July 26, 2013	% of Sales	July 25, 2014	% of Sales	July 26, 2013	% of Sales
Operating income as reported
Net sales	326,341		329,449		240,151		244,551
Cost of sales	113,463	34.8%	106,641	32.4%	63,211	26.3%	62,653	25.6%
Operating wage and fringe benefit expenses	104,228	31.9%	102,847	31.2%	94,639	39.4%	93,221	38.1%
Other operating expenses	49,508	15.2%	48,847	14.8%	42,505	17.7%	41,313	16.9%
Selling, general and administrative expenses	38,847	11.9%	33,276	10.1%	22,482	9.4%	18,082	7.4%
Depreciation and amortization expense	19,973	6.1%	17,230	5.2%	15,341	6.4%	14,191	5.8%
Impairment of assets held for sale	258	0.1%	8,609	2.6%	258	0.1%	8,609	—%

Total as Reported	64	—%	11,999	3.6%	1,715	0.7%	6,482	2.7%
Adjustments
Net sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	(14)		—		(14)		—
Other operating expenses	(149)		107		(149)		—
Selling, general and administrative expenses	(4,611)		(2,258)		(3,381)		(963)
Depreciation and amortization expense	—		51		—		51
Impairment of assets held for sale	(258)		(8,609)		(258)		(8,609)

Total adjustments	5,032		10,709		3,802		9,521
Non-GAAP operating income
Net sales	326,341		329,449		240,151		244,551
Cost of sales	113,463	34.8%	106,641	32.4%	63,211	26.3%	62,653	25.6%
Operating wage and fringe benefit expenses	104,214	31.9%	102,847	31.2%	94,625	39.4%	93,221	38.1%
Other operating expenses	49,359	15.1%	48,954	14.9%	42,356	17.6%	41,313	16.9%
Selling, general and administrative expenses	34,236	10.5%	31,018	9.4%	19,101	8.0%	17,119	7.0%
Depreciation and amortization expense	19,973	6.1%	17,281	5.2%	15,341	6.4%	14,242	5.8%
Impairment of assets held for sale	—	—%	—	—%	—	—%	—	—%

Total non-GAAP operating income	5,096	1.6%	22,708	6.9%	5,517	2.3%	16,003	6.5%

	BEF Foods
	Three Months Ended
	July 25, 2014	% of Sales	July 26, 2013	% of Sales
Operating income as reported
Net sales	86,190		84,898
Cost of sales	50,252	58.3%	43,988	51.8%
Operating wage and fringe benefit expenses	9,589	11.1%	9,626	11.3%
Other operating expenses	7,003	8.1%	7,534	8.9%
Selling, general and administrative expenses	16,365	19.0%	15,194	17.9%
Depreciation and amortization expense	4,632	5.4%	3,039	3.6%
Impairment of assets held for sale	—	—%	—	—%

Total as Reported	(1,651)	(1.9)%	5,517	6.5%
Adjustments
Net sales	—		—
Cost of sales	—		—
Operating wage and fringe benefit expenses	—		—
Other operating expenses	—		107
Selling, general and administrative expenses	(1,230)		(1,295)
Depreciation and amortization expense	—		—
Impairment of assets held for sale	—		—

Total adjustments	1,230		1,188
Non-GAAP operating income
Net sales	86,190		84,898
Cost of sales	50,252	58.3%	43,988	51.8%
Operating wage and fringe benefit expenses	9,589	11.1%	9,626	11.3%
Other operating expenses	7,003	8.1%	7,641	9.0%
Selling, general and administrative expenses	15,135	17.6%	13,899	16.4%
Depreciation and amortization expense	4,632	5.4%	3,039	3.6%
Impairment of assets held for sale	—	—%	—	—%

Total non-GAAP operating income	(421)	(0.5)%	6,705	7.9%

	Consolidated Results
	Three Months Ended
	July 25, 2014	% of sales	July 26, 2013	% of sales
			(as adjusted)	(as adjusted)
Net sales	$326,341		$329,449
Cost of sales	113,463	34.8%	106,641	32.4%
Operating wage and fringe benefit expenses	104,228	31.9%	102,847	31.2%
Other operating expenses	49,508	15.2%	48,847	14.8%
Selling, general and administrative expenses	38,847	11.9%	33,276	10.1%
Depreciation and amortization expense	19,973	6.1%	17,230	5.2%
Impairment of assets held for sale	258	0.1%	8,609	2.6%

Operating income	64	—%	11,999	3.6%
Net interest expense (income)	1,616	0.5%	(156)	—%

(Loss) income before income taxes	(1,552)	(0.5)%	12,155	3.7%
(Benefit) provision for income taxes	(536)	(0.2)%	3,779	1.1%

Net loss (income)	$(1,016)	(0.3)%	$8,376	2.5%

Earnings per share—Net (loss) income
Basic	$(0.04)		$0.30
Diluted	$(0.04)		$0.30
Cash dividends paid per share	$0.310		$0.275
Weighted average shares outstanding
Basic	23,535		27,560
Dilutive Shares	—		357

Diluted	23,535		27,917
Shares outstanding at quarter end	23,589		27,499

The number of dilutive shares outstanding at July 25, 2014 that were not included in the computation of dilutive earnings per share, because to do so would have been antidilutive, were 142 shares for the three months ended July 25, 2014.

Income taxes related to continuing operations, as a percentage of pre-tax (loss) income, were 34.5% vs 31.1%.

	Three Months Ended
	Bob Evans Restaurants				BEF Foods
	July 25, 2014		July 26, 2013		July 25, 2014		July 26, 2013
Net sales	$240,151		$244,551		$86,190		$84,898
Cost of sales	63,211	26.3%	62,653	25.6%	50,252	58.3%	43,988	51.8%
Operating wage and fringe benefit expenses	94,639	39.4%	93,221	38.1%	9,589	11.1%	9,626	11.3%
Other operating expenses	42,505	17.7%	41,313	16.9%	7,003	8.1%	7,534	8.9%
Selling, general and administrative expenses	22,482	9.4%	18,082	7.4%	16,365	19.0%	15,194	17.9%
Depreciation and amortization expense	15,341	6.4%	14,191	5.8%	4,632	5.4%	3,039	3.6%
Impairment of assets held for sale	258	0.1%	8,609	3.5%	—	—%	—	—%

Operating income (loss)	$1,715	0.7%	$6,482	2.7%	$(1,651)	(1.9)%	$5,517	6.5%

Consolidated Balance Sheets

	(in thousands)
	Unaudited July 25, 2014	April 25, 2014
Assets
Current Assets
Cash and equivalents	$3,625	$7,826
Accounts receivable, net	28,846	30,688
Inventories	23,455	25,243
Deferred income taxes	18,656	18,656
Federal and state income taxes	22,106	25,824
Prepaid expenses	6,230	4,281
Current assets held for sale	5,153	2,887

Total Current Assets	108,071	115,405
Property, Plant and Equipment	1,601,263	1,587,238
Less accumulated depreciation	732,291	714,243

Net Property, Plant and Equipment	868,972	872,995
Other Assets
Deposits and other	4,821	3,442
Long-term note receivable	16,798	16,243
Long-term investments	32,930	31,972
Goodwill	19,634	19,634
Other intangible assets	3,231	3,270
Long-term assets held for sale	—	2,600

Total Other Assets	77,414	77,161

Total Assets	$1,054,457	$1,065,561

Liabilities and Stockholders’ Equity
Current Liabilities
Credit facility borrowings	$458,836	$458,898
Current portion of long-term debt	369	—
Accounts payable	28,640	29,064
Accrued property, plant and equipment purchases	6,492	5,841
Accrued non-income taxes	17,438	17,843
Accrued wages and related liabilities	19,161	21,574
Self-insurance	19,367	19,874
Deferred revenue	11,736	12,967
Other accrued expenses	29,991	33,024

Total Current Liabilities	592,030	599,085
Long-Term Liabilities
Deferred compensation	40,737	35,731
Federal and state income taxes	4,856	4,959
Deferred income taxes	32,829	32,829
Deferred rent and other	6,522	6,534
Long-term debt	3,404	835

Total Long-Term Liabilities	88,348	80,888
Stockholders’ Equity
Common stock, $.01 par value; authorized 100,000 shares; issued 42,638 shares at July 25, 2014, and April 25, 2014	426	426
Capital in excess of par value	221,598	225,562
Retained earnings	841,222	849,619
Treasury stock, 19,050 shares at July 25, 2014, and 19,175 shares at April 25, 2014, at cost	(689,167)	(690,019)

Total Stockholders’ Equity	374,079	385,588

Total Liabilities and Stockholders’ Equity	$1,054,457	$1,065,561

Consolidated Statements of Cash Flows (unaudited)

	(in thousands)
	Three Months Ended
	July 25, 2014	July 26, 2013
		(as adjusted)
Operating activities:
Net (loss) income	$(1,016)	$8,376
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,973	17,230
Impairment of assets held for sale	258	8,609
Loss on disposal/impairment of held and used fixed assets	1,180	1,273
(Gain) loss on long-term investments	(958)	482
Deferred compensation	1,062	(343)
Compensation expense attributable to stock plans	850	1,630
Accretion on long-term note receivable	(445)	(662)
Amortization of deferred financing costs	147	65
Cash provided by (used for) assets and liabilities:
Accounts receivable	1,842	(394)
Inventories	1,788	(483)
Prepaid expenses	(1,949)	(895)
Accounts payable	(423)	256
Federal and state income taxes	3,615	18,562
Accrued wages and related liabilities	(2,413)	(7,024)
Self-insurance	(507)	585
Accrued non-income taxes	(405)	1,558
Deferred revenue	(1,231)	(1,113)
Other assets and liabilities	(2,055)	318

Net cash provided by operating activities	19,313	48,030
Investing activities:
Purchase of property, plant and equipment	(16,702)	(53,292)
Proceeds from sale of property, plant and equipment	338	610
Deposits and other	(243)	165

Net cash used in investing activities	(16,607)	(52,517)
Financing activities:
Cash dividends paid	(7,278)	(7,547)
Net (decrease) increase in credit facility	(62)	13,244
Proceeds from long-term debt	2,933	—
Payments of debt issuance costs	(1,279)	—
Purchase of treasury stock	—	(6,940)
Proceeds from issuance of stock awards and treasury stock	197	3,454
Cash paid for net shares settled	(1,675)	(2,116)
Excess tax benefits from stock-based compensation	257	1,481

Net cash (used in) provided by financing activities	(6,907)	1,576
Decrease in cash and equivalents	(4,201)	(2,911)
Cash and equivalents at the beginning of the period	7,826	9,010

Cash and equivalents at the end of the period	$3,625	$6,099

Bob Evans Restaurants openings and closings, by quarter

Future quarters represent estimates for fiscal 2015

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2015	561	1	—	5	2	8	—	569
2014	560	1	1	1	1	4	3	561
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563

Bob Evans Restaurants same-store sales analysis (18-month core; 557 restaurants)

	Fiscal 2015			Fiscal 2014			Fiscal 2013
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(1.6)	1.5	(3.1)	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)
June	(2.0)	2.4	(4.4)	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)
July	(2.3)	1.6	(3.9)	(1.0)	3.8	(4.8)	2.3	0.9	1.4

Q1	(2.0)	1.8	(3.8)	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)
August				(0.7)	4.2	(4.9)	1.5	0.9	0.6
September				(2.0)	3.8	(5.8)	(0.4)	1.4	(1.9)
October				(2.9)	2.2	(5.0)	1.6	3.1	(1.5)

Q2				(1.9)	3.3	(5.2)	1.0	1.9	(0.9)
November				0.4	2.2	(1.8)	2.1	2.8	(0.7)
December				(1.7)	2.2	(3.9)	(0.5)	2.7	(3.2)
January				(4.7)	2.2	(6.9)	3.1	2.7	0.4

Q3				(1.8)	2.2	(3.9)	1.6	2.8	(1.2)
February				(6.7)	1.9	(8.6)	(4.0)	3.1	(7.1)
March				(3.6)	1.5	(5.1)	3.6	3.5	0.1
April				(2.7)	1.5	(4.2)	1.7	3.4	(1.7)

Q4				(4.1)	1.6	(5.8)	0.5	3.4	(2.8)
Fiscal year	(2.0)	1.8	(3.8)	(2.1)	2.6	(4.7)	1.0	2.4	(1.4)

Bob Evans Restaurants key restaurant sales data (core restaurants only)

Bob Evans Restaurants
Average annual store sales ($)—FY14	$1,706,000
Q1 FY2015 day part mix (%):
Breakfast	34%
Lunch	36%
Dinner	30%
Q1 FY2015 dine-in check average per guest ($):
Breakfast	$8.84
Lunch	$9.36
Dinner	$9.46
Q1 FY2015 dine-in check average per guest ($):	$9.21
Q1 FY2015 dine-in check average per ticket ($):	$18.25
Q1 FY2015 carry-out check average per ticket ($):	$14.93

BEF Foods historical sow cost review (average cost per hundredweight)

Fiscal Year	Q1	Q2	Q3	Q4	Average
2015	$87.87				$87.87
2014	$63.24	$77.33	$72.36	$78.47	$73.23
2013	$54.19	$43.22	$58.72	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17

BEF Foods total pounds sold review

Fiscal Year	Q1	Q2	Q3	Q4	Average
2015	(6.1)%				(6.1)%
2014	13.0%	0.2%	(11.1)%	(6.9)%	(2.4)%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	(2.7)%	3.1%	0.9%	(1.3)%	0.1%
2011	(1.1)%	(14.7)%	(7.9)%	(4.6)%	(7.1)%

BEF Foods total pounds sold, by category

Fiscal 2015

Category	Q1	Q2	Q3	Q4
Sausage	19.3%
Sides	42.0%
Frozen	4.6%
Food Service	30.0%
Other	4.1%

Fiscal 2014

Category	Q1	Q2	Q3	Q4
Sausage	22.3%	23.5%	29.5%	21.5%
Sides	39.4%	40.2%	40.7%	43.9%
Frozen	5.0%	5.1%	4.8%	4.8%
Food Service	29.7%	27.5%	21.5%	25.7%
Other	3.6%	3.7%	3.5%	4.1%

BEF Foods net sales review (dollars in thousands)

	Q1 2015	Q1 2014
Gross sales	$94,870	$95,254
Less: promotions	(8,406)	(9,661)
Less: returns and slotting	(274)	(695)

Net sales	$86,190	$84,898